Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Imprimis Pharmaceuticals, Inc.

San Diego, California

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2016, relating to the consolidated financial statements of Imprimis Pharmaceuticals, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Imprimis Pharmaceuticals, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

January 23, 2017